Exhibit 10.2
RACKSPACE TECHNOLOGY, INC.
2020 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF PERFORMANCE STOCK UNITS

Unless otherwise defined herein, the terms defined in the 2020 Rackspace Technology, Inc.’s Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant of Performance Stock Units (the “Notice of Grant”) and Performance Stock Unit Agreement (the “Agreement”).

Participant:	Kevin Jones

Participant has been granted Performance Stock Units with respect to Common Stock of Rackspace Technology, Inc., subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number:	PSU-[_____]
Date of Grant:	August 19, 2021
Number of Performance Stock Units Granted:	623,993
Vesting Commencement Date:	August 19, 2021

Vesting Schedule:
Vesting is subject to the satisfaction of the performance goals and continued employment as set forth in the Agreement.

RACKSPACE TECHNOLOGY, INC.
2020 EQUITY INCENTIVE PLAN
PERFORMANCE STOCK UNIT AGREEMENT

This PERFORMANCE STOCK UNIT AGREEMENT (this “Agreement”), dated as of August 19, 2021 (the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and Kevin Jones (the “Participant”).
WHEREAS, the Company, acting through a Committee (as defined in the Company’s 2020 Equity Incentive Plan (the “Plan”)), has granted to the Participant, effective as of the date of this Agreement, Performance Stock Units under the Plan to acquire a number of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan;
NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:
Section 1.The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article 8 and Article 12). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.
Section 2.Vesting. Subject to the Participant’s continued employment or other service relationship with the Company or one of its Subsidiaries (such applicable entity, the “Employer”) through each applicable Measurement Date, the Performance Stock Units shall become non-forfeitable and shall vest as follows, based on the achievement of performance against the goals set forth below (each level of Non-GAAP Operating Profit as set forth in (a) through (d) below, a “Performance Goal”).
(a)Twenty-five percent (25%) of the Performance Stock Units shall vest upon the first Measurement Date that Non-GAAP Operating Profit (as defined below) for the immediately preceding four fiscal quarters is at least $550 million;
(b)An additional twenty-five percent (25%) of the Performance Stock Units shall vest upon the first Measurement Date that Non-GAAP Operating Profit for the immediately preceding four fiscal quarters is at least $575 million;
(c)An additional twenty-five percent (25%) of the Performance Stock Units shall vest upon the first Measurement Date that Non-GAAP Operating Profit for the immediately preceding four fiscal quarters is at least $600 million; and

(d)The final twenty-five percent (25%) of the Performance Stock Units shall vest upon the first Measurement Date that Non-GAAP Operating Profit for the immediately preceding four fiscal quarters is at least $625 million.
(e)Definitions. For purposes hereof,
(i)each “Measurement Date” shall mean the date that the Company files its annual reports on Form 10-K and its quarterly reports on Form 10-Q with the U.S. Securities and Exchange Commission (“SEC”); provided that if the Company is no longer legally required to file such reports with the SEC, “Measurement Date” shall mean each date that the Company provides its consolidated annual audited financial statements and consolidated unaudited quarterly financial statements, as applicable, to the holders of the material indebtedness of the Company or its subsidiaries;
(ii) “Non-GAAP Operating Profit” shall mean net income (loss), plus interest expense and income taxes, as adjusted to exclude the impact of non-cash charges for share-based compensation, special bonuses and other compensation expense, transaction-related costs and adjustments, restructuring and transformation charges, management fees, the amortization of acquired intangible assets and certain other non-operating, non-recurring or non-core gains and losses as reported as “Non-GAAP Operating Profit” or “EBIT” in the Company’s Form 10-K or Form 10-Q, as applicable (or if the Company is no longer legally required to file such reports with the SEC, as reported in the annual audited financial statements and consolidated unaudited quarterly financial statements, as applicable, to the holders of the material indebtedness of the Company or its subsidiaries); and
(iii)“Performance Period” shall mean the period from the Grant Date through August 20, 2024.
Notwithstanding anything contained herein to the contrary, the Performance Stock Units shall not be eligible for vesting after the date of the Participant’s Termination of Service for any reason, and no portion of the Performance Stock Units that is not vested as of such date shall vest thereafter (i.e., that portion of the Performance Stock Units that is not vested shall be forfeited immediately). Further, the Performance Stock Units shall not be eligible for vesting after the end of the Performance Period on August 20, 2024, and no portion of the Performance Stock Units that is not vested as of such date shall vest thereafter (i.e., that portion of the Performance Stock Units that is not vested shall be forfeited on August 20, 2024).
Section 3.Delivery of Shares. As soon as practicable after the vesting date or other vesting event under this Agreement but in no event later than the seventieth (70th) calendar day following such vesting date, the Participant shall receive the number of Shares that correspond to the number of Performance Stock Units that have become vested on the applicable vesting date. Notwithstanding the foregoing, in accordance with Section 8.3 of the Plan, the Committee, at its sole discretion, may settle the Performance Stock Units in cash if necessary or appropriate for legal or administrative reasons based on laws in the Participant’s jurisdiction.

Section 4.Restriction on Transfer. The Performance Stock Units may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant. The Performance Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Performance Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Performance Stock Units, shall be null and void and without effect.
Section 5.Participant’s Employment or Other Service Relationship. Nothing in this Agreement nor the grant of the Performance Stock Units shall confer upon the Participant any right to continue the Participant’s employment or other service relationship with the Company or, if different, the Employer or interfere in any way with the right of the Company or, if different, the Employer to terminate the Participant’s employment or other service relationship or to increase or decrease the Participant’s compensation at any time. The grant of Performance Stock Units is an exceptional, voluntary and one-time benefit and does not create any contractual or other right to receive any other grant of other Awards (including Performance Stock Units) under the Plan in the future, or benefits in lieu of Performance Stock Units, even if Performance Stock Units have been granted in the past. The grant of the Performance Stock Units does not form or amend part of the Participant’s entitlement to remuneration or benefits in terms of his or her employment or other service relationship with the Company or, if different, the Employer, if any, at any time.
Section 6.Termination. For the avoidance of doubt, the Performance Stock Units shall cease vesting and shall be forfeited immediately as of the date of the Participant’s Termination of Service.
Section 7.Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including, but not limited to, the grant or vesting of the Performance Stock Units, the subsequent sale of Shares acquired pursuant to such vesting; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of Performance Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from the Performance Units. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy any applicable withholding obligations with regard to Tax-Related Items by withholding Shares to be issued upon vesting. Alternatively, if the Company determines in its sole discretion that withholding Shares is not feasible under applicable tax or securities laws or has materially adverse accounting consequences, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion and with no obligation to do so, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following:
(i)withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer or any other Subsidiary;
(ii)withholding from proceeds of the sale of Shares acquired at vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent; and/or
(iii)any other methods approved by the Committee and permitted by applicable laws.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount and will have no entitlement to the Share equivalent or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Participant is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Performance Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
(d)Notwithstanding the foregoing, Participant may, at Participant’s option, satisfy, in whole or in part, any tax withholding obligations through a “net settlement” procedure by requiring that the Company (x) withhold Shares (that would otherwise be deliverable to Participant upon settlement of the Performance Stock Units) with a fair market value equal to the amount of such tax withholding liability (up to the maximum permissible amount), and (y) remit such withholding taxes to the appropriate taxing authorities (with any fractional amount of such withholding paid by Participant in cash).

Section 8.Nature of Grant. In accepting the Performance Stock Units, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)all decisions with respect to future Performance Stock Units or other grants, if any, will be at the sole discretion of the Company;
(c)the Participant is voluntarily participating in the Plan;
(d)the Performance Stock Units and any Shares acquired upon vesting, and the income and value of same, are not intended to replace any pension rights or compensation;
(e)the Performance Stock Units and any Shares acquired upon vesting, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;
(f)the future value of the Shares underlying the Performance Stock Units is unknown, indeterminable, and cannot be predicted with certainty;
(g)if the Performance Stock Units vest and the Participant acquires Shares, the value of such Stock may increase or decrease in value;
(h)unless otherwise agreed with the Company, the Performance Stock Units and the Shares subject to the Performance Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Stock Units resulting from a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any);
(j)unless otherwise provided in the Plan or by the Company in its sole discretion, the Performance Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;
(k)neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Performance Stock Units or of any amounts due to the Participant pursuant to the vesting of the Performance Stock Units or the subsequent sale of any Shares acquired upon vesting; and
(m)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the Shares. The Participant should consult with his or her personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
Section 9.Adjustment of Performance Goals. The Committee shall have the right to adjust or modify the calculation of the Performance Goals as permitted under the Plan or contemplated herein. In addition, the Performance Goals and the calculated level of achievement of the Performance Goals may be equitably adjusted from time to time in any manner that the Committee deems necessary or appropriate in its sole discretion. For instance, adjustments may be made to take account of any (i) acquisitions, divestitures, reorganization, restructuring, or any other specific unusual or nonrecurring events or conditions that occur during the Performance Period, and/or (ii) changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results, including such changes that result in gains, losses or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence, in each case, affecting the Company or any of its subsidiaries or the financial statements of the Company or any of its subsidiaries.
Section 10.Data Privacy Consent.
The Company is located at 1 Fanatical Place, Windcrest, TX 78218, USA and grants employees of the Company and its other Subsidiaries and Affiliates, the opportunity to participate in the Plan, at the Company's sole discretion. If the Participant would like to participate in the Plan, the Participant understands that he or she should review the following information about the Company’s data processing practices and declare his or her consent.
(a)Data Collection and Usage. The Company collects, processes and uses the Participant's personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any Shares of stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant's favor, which the Company receives from the Participant or the Participant's Employer. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Participant's personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be the Participant's consent.
(b)Stock Plan Administration Service Providers. The Company transfers participant data to E*Trade, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan, and if the Participant’s Performance Stock Units vest, the Company transfers shareholder data to Computershare, an independent service provider based in the United States, which assists the Company with its stock administration. In the future, the Company may select different service provider(s) and share the Participant's personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Participant's ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his or her country may have enacted data privacy laws that are different from the United States.
(d)Data Retention. The Company will use the Participant's personal data only as long as is necessary to implement, administer and manage the Participant's participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant's personal data, the Company will remove it from it from its systems.
(e)Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant's participation in the Plan and the Participant's grant of consent is purely voluntary. The Participant may deny or withdraw his or her consent at any time. If the Participant does not consent, or if the Participant withdraws his or her consent, the Participant cannot participate in the Plan. This would not affect the Participant's salary as an employee; the Participant would merely forfeit the opportunities associated with the Plan.
(f)Data Subject Rights. The Participant has a number of rights under data privacy laws in his or her country. Depending on where the Participant is based, his or her rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his or her rights, the Participant should please contact the Company at Attn: Stock Plan Administrator, 1 Fanatical Place, Windcrest, TX 78218, USA.
(g)The Participant also understands that the Company may rely on a different legal basis for the processing or transfer of data in the future and/or request the Participant to provide another data privacy consent.  If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant's country, either now or in the future.  The Participant understands that he or she will not be able to participate in the Plan if the Participant fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

Section 11.Compliance with Law. Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Performance Stock Units prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or regulation or under rulings or regulations of the SEC or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any U.S. or non-U.S. state or other securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares and the inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares pursuant to the Performance Stock Units shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.
Section 12.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Section 13.Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement, or any other document related to the Performance Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 14.Repayment of Awards. If, after delivery of Shares or other settlement of the Performance Stock Units (including any cash payment), the Company is required to restate previously reported financial results for the performance period during which performance is measured for this grant, the Committee will require the Participant to repay any amounts paid in excess of the amounts that would have been paid based on the restated financial results. The Committee will issue a written notice of repayment documenting the corrected calculation and the amount and terms of repayment. The Participant must repay the amount specified in the notice of repayment. The Committee may, in its discretion, reduce a future payout as necessary to recoup any amounts outstanding under a previously issued notice of repayment.
Section 15.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Stock Units and on any Shares purchased upon vesting of the Performance Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 16.Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by an internationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:
If to the Company, to it at its current executive offices and to:
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
Attn:  Stefanie Box, SVP & Deputy General Counsel
Legalnotice@rackspace.com

If to the Participant, to him or her at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.
Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of internationally recognized overnight courier, on the next business day after the date sent, (c) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), (d) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (e) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
Section 17.Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.
Section 18.Participant’s Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan.
Section 19.Modification of Rights. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Performance Stock Units granted hereby). Notwithstanding the foregoing, the Participant’s rights under this Agreement and the Plan may not be materially impaired without the Participant’s consent.
Section 20.Governing Law; Consent to Jurisdiction.

(a)NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
(b)Notwithstanding anything to the contrary contained in any service agreement, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of Delaware, as described above. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction.
Section 21.Insider Trading/Market Abuse Restrictions. Depending on the Participant's country, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant's ability to, directly or indirectly, acquire, sell or attempt to sell Shares or otherwise dispose of Shares or rights to Shares (e.g., the Performance Stock Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Participant's country). The Participant could be prohibited from (i)

disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis); (ii) “tipping” third parties or causing them to otherwise buy or sell securities; and (iii) cancelling or amending orders the Participant placed before he or she possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring the Participant's compliance with any applicable restrictions and is advised to speak with his or her personal legal advisor on this matter.
Section 22.Exchange Control, Tax And/Or Foreign Asset/Account Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash derived from his or her participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and is advised to consult his or her personal legal advisor on this matter.
Section 23.Section 409A. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Performance Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
Section 24.Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.
Section 25.Entire Agreement. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.
Section 26.Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 27.Enforcement. In the event the Company or the Participant institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.
Section 28.Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
Section 29.Required Acceptance; Termination of Prior Agreement. If the Participant does not agree (whether electronically or otherwise) to this Agreement within thirty (30) days from the Grant Date of the Performance Stock Units, the Performance Stock Units shall be terminable by the Company. Upon acceptance of this Agreement by Participant, that certain Restricted Stock Unit Award Agreement, dated as of April 22, 2019, by and between the Company and Participant shall be terminated and of no further force and effect.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Performance Stock Unit Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
Name: Holly B. Windham
Title: EVP, Chief Legal and People Officer

PARTICIPANT

Kevin Jones

Number of Performance Stock Units Granted:	623,993